FOR IMMEDIATE RELEASE

New York REIT, Inc. Added to the MSCI US REIT Index (RMZ)

NEW YORK, November 6, 2014 -- New York REIT, Inc. ("NYRT") (NYSE: NYRT), a publicly traded Real Estate Investment Trust ("REIT") focused on acquiring income-producing commercial real estate in New York City, announced today that it will be added as a constituent to the MSCI US REIT Index (RMZ), effective at the close of the market on November 25, 2014.

“We are pleased to be joining the over 130 public REITs that will comprise the MSCI US REIT Index at the close of the market on November 25,” said Michael A. Happel, President of NYRT. “It is an important milestone for NYRT and its shareholders, as our inclusion in the MSCI US REIT Index will increase the visibility of our shares to a broader pool of potential investors."

About NYRT

NYRT is a publicly traded corporation listed on the NYSE and is a New York City focused Real Estate Investment Trust (REIT) that acquires income-producing commercial real estate, including office and retail properties, in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Contacts
Anthony J. DeFazio	Gregory W. Sullivan, CFO and COO
DDCworks	New York REIT, Inc.
tdefazio@ddcworks.com	gsullivan@nyrt.com
(484) 342-3600	(212) 415-6500

Andrew G. Backman, Managing Director
Investor Relations / Public Relations
RCS Capital Corporation
abackman@rcscapital.com
(917) 475-2135